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                             TAVA TECHNOLOGIES, INC.

                                                               Exhibit 21.1



                   LIST OF ALL SUBSIDIARIES OF THE REGISTRANT


Name (and d/b/a name, if any,) of subsidiary      Jurisdiction of incorporation
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Advanced Control Technology, Inc.                           Oregon

Visioneering Holding Corp.                                 California

Management Design and Consulting Services, Inc.             Georgia

All Control Systems, Inc.                                 Pennsylvania

TAVA Alabama, Inc.                                           Colorado

TAVA Y2k One, Inc.                                           Colorado

Tech Sales, Inc.                                             Colorado

Topro Systems Integration, Inc.                              Colorado
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